Exhibit 32.1

FORM OF CERTIFICATION

The certification set forth below is being submitted in connection with the Annual Report on Form 10-K for the fiscal year ended December 31, 2003 (the “Report”) for the purpose of complying with Rule 13-a-14(b) or Rule 15d-14(b) of the Securities Exchange Act of 1934 (the “Exchange Act”) and Section 1350 of Chapter 63 of Title 18 of the United States Code.

Ashok Belani, the Chief Executive Officer and David Mullin, the Chief Financial Officer of NPTest Holding Corporation each certifies that, to the best of his knowledge:

1.	The report fully complies with the requirements of Section 13(a) or 15(d) of the Exchange Act; and

2.	the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of NPTest Holding Corporation.

Date: March 23, 2004

/s/ ASHOK BELANI

Ashok Belani Chief Executive Officer

/s/ DAVID MULLIN

David Mullin Chief Financial Officer